UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2017

VERTEX PHARMACEUTICALS INCORPORATED
(Exact name of registrant as specified in its charter)

MASSACHUSETTS (State or other jurisdiction of incorporation)	000-19319 (Commission File Number)	04-3039129 (IRS Employer Identification No.)

50 Northern Avenue
Boston, Massachusetts 02210
(Address of principal executive offices) (Zip Code)

(617) 341-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 10, 2017, we entered into a Strategic Collaboration and License Agreement with Merck KGaA, Darmstadt, Germany, or Merck KGaA. Pursuant to the agreement, we granted Merck KGaA an exclusive worldwide license to research, develop and commercialize four oncology research and development programs. Under the agreement, we granted Merck KGaA exclusive, worldwide rights to our two clinical-stage programs targeting DNA damage repair: our ataxia telangiectasia and Rad3-related protein inhibitor, or ATR program, including VX-970 and VX-803, and our DNA-dependent protein kinase inhibitor, or DNA-PK program, including VX-984. In addition, we granted Merck KGaA exclusive, worldwide rights to two pre-clinical programs.
Under the agreement, we will receive an up-front payment of $230.0 million. In addition, we will receive tiered royalties on potential sales of licensed products, calculated as a percentage of net sales, that range from (i) mid-single digits to mid-twenties for clinical-stage programs and (ii) mid-single digits to high single digits for the pre-clinical research programs. Merck KGaA will assume full responsibility for development and commercialization costs for all programs. The licenses granted pursuant to the agreement and the up-front payment are subject to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.
Merck KGaA may terminate the agreement or any individual program by providing 90 days’ notice, or, in the case of termination of a program with a product that has received marketing approval, 180 days’ notice. The agreement may also be terminated by either party for a material breach by the other party, subject to notice and cure provisions. Unless earlier terminated, the agreement will continue in effect until the date on which the royalty term and all payment obligations with respect to all products in all countries have expired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: January 11, 2017	/s/ Michael J. LaCascia
Michael J. LaCascia Senior Vice President, General Counsel and Corporate Secretary